Exhibit A(6)(b)

AMENDED AND RESTATED

BYLAWS

OF

BARCLAYS CAPITAL INC.

Organized pursuant to the Business Corporation Act

of the State of Connecticut.

ARTICLE I.

MEETING OF SHAREHOLDERS

Section 1. Place of Meeting and Notice. Meetings of the shareholders of the Corporation shall be held at such place either within or without the State of Connecticut as the Board of Directors may determine.

Section 2. Annual and Special Meetings. Annual meetings of shareholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the shareholders may be called by the Chief Executive, Americas for any purpose and shall be called by the Chief Executive, Americas or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Each such shareholder request shall state the purpose of the proposed meeting.

Section 3. Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of shareholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each shareholder.

Section 4. Quorum. At any meeting of shareholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of shareholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.

Article II.

Directors

Section 1. Number, Election and Removal of Directors. The number of Directors that shall constitute the Board of Directors shall be neither less than one nor more than twenty-one. Within the limits specified above, the number of Directors shall be determined by the Board of Directors or by the shareholders. The Directors shall be elected by the shareholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the shareholders. A Director may be removed with or without cause by the shareholders.

Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the Chief Executive, Americas, and shall be called by the Chief Executive, Americas or Secretary if directed by the Board of Directors. Telegraphic or written notice of each special meeting of the Board of Directors shall be sent to each Director not less than two days before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the shareholders. Notice need not be given of regular meetings of the Board of Directors. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence of a person at such meeting.

Section 3. Quorum. One-third of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these Bylaws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 4. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including without limitation an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member.

ARTICLE III.

OFFICERS

The officers of the Corporation shall consist of the Chief Executive, Americas, a Vice President, a Secretary, a Treasurer and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. The Board may also delegate the authority to appoint certain officers of the Corporation to the Chief Executive, Americas. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the Chief Executive, Americas, with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV.

INDEMNIFICATION

To the fullest extent permitted by the Connecticut Business Corporation Act, the Corporation shall indemnify any current or former Director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE V.

GENERAL PROVISIONS

Section 1. Notices. Whenever any statute, the Certificate of Incorporation or these Bylaws require notice to be given to any Director or shareholder, written notice of the meeting shall be given. If mailed, such notice shall be addressed to such Director or shareholder at his or her address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

BARCLAYS USA INC.

By:	/s/
Name:
Title:

Dated: July 27, 1998